Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS SECOND QUARTER 2023 RESULTS

Company’s second quarter comparable store sales increased 3.5 percent

Sunbury, PA (August 7, 2023) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week second quarter and 26-week year-to-date period ended July 1, 2023.

“In the second quarter, we generated solid results due to the hard work and commitment of our associates at every level of our company,” said Weis Markets, Inc.’s Chairman and Chief Executive Officer Jonathan H. Weis. “We continue to make strategic investments for long-term profitable growth which benefits our associates, customers, communities, and shareholders. We are keenly aware that our customers are looking for value and savings as they navigate the challenges of inflation, higher interest rates, and reduced government benefits.”

On July 27, the Weis Markets, Inc. Board of Directors declared a quarterly cash dividend of $0.34 per share to shareholders of record as of August 7, 2023, payable on August 21, 2023.

Second Quarter 2023 Results

Net sales totaled $1.18 billion for the 13-week second quarter ended July 1, 2023, compared to $1.14 billion for the 13-week second quarter ended June 25, 2022, up 3.8 percent. Second quarter comparable store sales increased 3.5 percent on an individual year-over-year basis and increased 11.9 percent on a two-year stacked basis.

The Company’s second quarter net income totaled $34.27 million compared to $36.27 million in 2022, down 5.5 percent. Second quarter earnings per share totaled $1.27 compared to $1.35 per share in 2022.

Year-To-Date 2023 Results

Net sales totaled $2.32 billion for the 26-week year-to-date period ended July 1, 2023, compared to $2.24 billion for the same period in 2022, up 3.8 percent. Year-to-date comparable store sales increased 3.3 percent on an individual year-over-year basis and increased 12.2 percent on a two-year stacked basis.

The Company’s year-to-date net income totaled $60.08 million compared to $67.66 million in 2022, down 11.2 percent. Year-to-date earnings per share totaled $2.23 compared to $2.52 per share for the same period in 2022.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Second Quarter — 2023
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	Increase
	July 1, 2023	June 25, 2022	(Decrease)
Net sales	$1,178,695,000	$1,135,234,000	3.8%

Income from operations	45,623,000	48,405,000	(5.7)%

Income before provision for income taxes	$47,216,000	$49,460,000	(4.5)%
Provision for income taxes	12,951,000	13,194,000	(1.8)%
Net income	$34,265,000	$36,266,000	(5.5)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.27	$1.35	$(0.08)

	26 Weeks Ended	26 Weeks Ended	Increase
	July 1, 2023	June 25, 2022	(Decrease)
Net sales	$2,323,669,000	$2,239,302,000	3.8%

Income from operations	78,241,000	89,818,000	(12.9)%

Income before provision for income taxes	$82,374,000	$91,498,000	(10.0)%
Provision for income taxes	22,295,000	23,843,000	(6.5)%
Net income	$60,079,000	$67,655,000	(11.2)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$2.23	$2.52	$(0.29)

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Second Quarter — 2023

(Unaudited)

	Percentage Change
	13 Weeks Ended
	2023 vs. 2022	2022 vs. 2021
Comparable store sales (individual year)	3.5%	8.4%
Comparable store sales (two-year stacked)	11.9
Comparable store sales, excluding fuel (individual year)	4.8	6.0%
Comparable store sales, excluding fuel (two-year stacked)	10.8%

	Percentage Change
	26 Weeks ended
	2023 vs. 2022	2022 vs. 2021
Comparable store sales (individual year)	3.3%	8.9%
Comparable store sales (two-year stacked)	12.2
Comparable store sales, excluding fuel (individual year)	4.2	6.8
Comparable store sales, excluding fuel (two-year stacked)	11.0